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                                                                    Exhibit 99.3

                        [LOGO OF MARSHALL EDWARDS, INC.]

________,2003

Dear Broker:

      As you may know, we are undertaking an initial public offering of our shares of common stock units. In this regard, we are conducting a Directed Share Subscription Program to offer the U.S. holders of our common stock units, the U.S. holders of the ordinary shares of our parent Novogen Limited and the U.S. holders of Novogen American Depositary Receipts, in each case who held securities on October 20, 2003, the opportunity to buy shares of our common stock at the initial public offering price. The price per unit under this program will be the same price that all investors will pay in our initial public offering.

      The right to participate in this program may not be transferred. There will be no trading market for this subscription right, and there will be no over-subscription privilege.

      If you have any questions regarding the Directed Share Subscription Program, please call Mr. Richard Grieves on our investor information line at 410-822-1181 or by email at rgrieves@jmsonline.com. Please do not call Marshall Edwards directly. Only our investor information line or our representatives will be able to answer your questions.

      Under this program, each U.S. holder of our common stock, each U.S. holder of Novogen ordinary shares and each U.S. holder of Novogen ADRs will be eligible to purchase a minimum of 100 common stock units. There is no maximum on the number of units that any one eligible holder may subscribe for under the Directed Share Subscription Program, but the units must be purchased in round lot increments. Eligible holders are not guaranteed to receive the full amount of units subscribed for but are each guaranteed to receive at least 100 units.

      Subscription forms and payment cannot be accepted until after we have determined our initial public offering price. Once our initial public offering price has been determined, Marshall Edwards will take the actions outlined
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in the accompanying letter to publicize the Subscription Price and the date by which you must respond to the offer that is being made under this program. Depository Trust Company has advised us that they will notify their participants electronically of the initial public offering price and the expiration date for this program. ___________ will provide you with final prospectuses for distribution to the eligible holders who received a preliminary prospectus.



      All subscription forms and payments must be received by Janney Montgomery Scott by 3:00 p.m. New York City time on the third business day after we have determined our initial public offering price. In order for your customers to purchase units under the program, you will have to act promptly and advise your customers to act promptly.


      When you exercise this subscription privilege on behalf of eligible holders through Depository Trust Company's Automated Subscription Offer Program, you will be required to certify that each beneficial owner for whom you are subscribing meets the eligibility requirements of this program.

      If you have any questions regarding the Directed Share Subscription Program, please call Mr. Richard Grieves on our investor information line at 410-822-1181 or by email at rgrieves@jmsonline.com. Please do not call Marshall Edwards directly. Only our investor information line or our representatives will be able to answer your questions.


      The following statement is required to be included in this letter by the rules and regulations of the SEC:



      A Registration Statement relating to the Common Stock Units has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                             Sincerely,